UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Strategy Inc

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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LIVE STREAM:

On May 6, 2026, Michael Saylor, Executive Chairman of Strategy Inc (the “Company”), Phong Le, President and CEO of the Company, Andrew Kang, CFO of the Company, and Chaitanya Jain, Head of Investor Relations for the Company, participated in the Company’s Q2 2026 earnings call, which was live streamed on multiple platforms. During the earnings call, Messrs. Saylor, Le, Kang, and Jain discussed, among other things, the Company’s 2026 Annual Meeting of Shareholders and certain of the proposals to be presented for shareholder consideration. A transcript of Messrs. Saylor’s, Le’s Kang’s, and Jain’s remarks regarding the foregoing during the discussion is set forth below as Annex A. Accompanying slides are set forth in Annex B.

TWEET:

Michael Saylor, Executive Chairman of the Company, re-posted on his X account the posts set forth below on Annex C regarding the Company’s 2026 Annual Meeting of Shareholders and certain of the proposals to be presented for shareholder consideration.

INTERNAL COMPANY PRESENTATION:

At an internal companywide meeting, Andrew Kang, CFO of the Company, discussed, among other things, the Company’s 2026 Annual Meeting of Shareholders and certain of the proposals to be presented for shareholder consideration. A transcript of Mr. Kang’s remarks regarding the foregoing during the discussion is set forth below as Annex D.

Annex A

Andrew Kang: Before I turn it over to Phong for his remarks, I’d like to highlight the amendment to Stretch that we have asked for your vote on. We are proposing to move Stretch dividends from monthly to semi-monthly, with payments twice per month on the 15th and the last day of the month, while keeping the economics unchanged. Our goal is to make Stretch work better for investors by reducing reinvestment lag, improving liquidity, dampening the impact of a single monthly record date, and helping Stretch trade more efficiently around the target price. Today, Stretch pays out 12 times per year, with 1 payment at month-end. Under the proposed amendment, Stretch would pay 24 times a year, with payments around the 15th and the last day of the month. Again, total dividend economics are unchanged, and payments would simply be about half the size and paid twice as often. Under the proposed change, there would be two record dates, one on the 15th, and one at the end of the month, with the related payment dates made on the next scheduled record date. If the vote is approved, the first record date would be June 30th, and the first payment date would be July 15th. The mechanics are pretty straightforward. Same dividend economics; more frequent payments; and a clear transition timeline. We believe this change creates the highest frequency credit instrument in the world, and makes a great product twice as better. And we look forward to your support.

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Phong Le: Two, we’re going to continue to grow demand for Stretch. We’ve seen it to be a very popular product in the market, and very beneficial to our balance sheet. And we’ll continue to improve the features as we can, for example, moving to semi-monthly dividends.

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Michael Saylor: And so, when you think about all these different forms, the question is, do you want to create? A yield coin, like a digital money coin? Do you want to create a yield fund? Do you want to create an account? Right? And depending upon what your assets are, if you’re the biggest bank in Australia, or if you’re a Deutsche Bank, you probably would do it one way, but, you know, if you’re a crypto exchange, you might do it a different way. The math is pretty straightforward. You start with 11.5% performance and, like, 3 vol right now. If we’re lucky, maybe we’ll be able to get our vol to 2 or to a 1 handle. I mean, that’s the goal of our proposal to the shareholders. But I doubt, seriously, we get below a 1.5 or a 1 vol. 1 vol is sort of what publicly traded money market funds look like right now. But getting to 0 vol takes a bit of work, so… so one approach to add value is… is to step it down, strip the vol to zero, and maybe instead of 3 vol, 11%, you offer 0 vol, 8%. And that’s, digital money. . . . Our laser-like focus is make Stretch the deepest, most liquid, most stable, least volatile, highest Sharpe ratio credit instrument in the world.

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Chaityana Jain: So before we jump into the Q&A, I’d like to just share with all our investors that we’re organizing a special Q&A for retail investors next week. On May 13th. You can scan this QR code if you’d like to submit questions. We’ll share the link on X, and we’ll share more details as well.

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Phong Le: Many of you are shareholders of our common, MSTR, and our perpetual preferred, Stretch. And as many of you know, we have a shareholder vote coming up, that’s due, early June, to primarily modify Stretch to go from, as Andrew mentioned, a monthly dividend to a semi-monthly, twice-a-month, dividend. We believe this is beneficial to our shareholders. As we mentioned, one of our principles is to make Stretch better and more attractive, so we would appreciate you all voting, early, so that we can start to tabulate the votes. And this is how you can do it. If you have additional questions on how to vote for Stretch and for the Common, you can also go to our website.

Annex B

Annex C

Annex D

Andrew Kang: All right. Last thing I’ll say, we are asking our shareholders to vote for an amendment to Stretch. If anyone here is a shareholder in Stretch, the vote really is around increasing the frequency of dividend payments from one month to two months; to recording how much you own in Stretch from one month to twice a month. The economics remain unchanged. Why do we want to do this? We think, you know, if there’s one point in time, it can get steep and it can have that sort of market impact. With two, it sort of evens it out. So this should increase liquidity. It should increase demand. It should reduce volatility. And we think it will ultimately improve the product, right? So like we think about product development, usually the first one you put out there isn’t always the perfect one. In fact, Stretch took iterations to get to. Now, we’re iterating within Stretch. We’re fine tuning it and finding what matters to people. So in large, I think this vote will benefit all of the Stretch holders. It should benefit our common stock shareholders as well through improving that product and allowing us to put more bitcoin on our balance sheet. So this is something that we’ve asked all our shareholders, including many of you in here in the room, if you own Stretch. If you haven’t, we ask for your vote. And with that, I am a lot over time. So thank you guys and appreciate it.

Additional Information and Where You Can Find It

Strategy Inc (the “Company”) has already filed a preliminary proxy statement with the SEC. The Company also intends to file its definitive proxy statement and annual report to shareholders with the SEC. Securityholders are urged to read these documents, including the proxy statement, when they become available because they contain important information. You may obtain these documents free of charge on the SEC’s website at www.sec.gov.

Pursuant to SEC rules, the Company has elected to provide access to its proxy materials on the Internet instead of mailing printed copies of its proxy materials to all of its stockholders. Accordingly, the Company is sending a separate Notice of Internet Availability of Proxy Materials to its stockholders of record (i.e., holders of STRC Stock and common stock as of the record date).

The record date for the annual meeting is April 17, 2026. All stockholders of record will have the ability to access the proxy materials and the Company’s annual report on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed copy of the proxy materials and Annual Report. Instructions on how to access the proxy materials and Annual Report on the Internet or request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. Information regarding the participants in this solicitation and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it becomes available. To receive a printed copy of these materials, which the Company will provide to you free of charge, contact the Company’s Investor Relations Department by e-mail at ir@strategy.com or go to https://annualmeeting.strategy.com.

Participant Information

Strategy and its directors and executive officers are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Strategy’s shareholders in connection with the matters to be considered at the 2026 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the section titled “Executive Officer Compensation” and “Director Compensation” in the preliminary proxy statement available here. Information regarding the participants’ holdings of Strategy’s securities can be found in the section titled “Security Ownership of Certain Beneficial Owners and Management” in the preliminary proxy statement available here.

Forward-Looking Statements

Statements in this communication about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the proposed changes to the terms of the Company’s Variable Rate Series A Perpetual Stretch Preferred Stock and related potential impacts. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 19, 2026 and the risks described in other filings that the Company may make with the SEC. Any forward-looking statements contained in this communication speak only as of the date hereof, and the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.